Exhibit 3.2

AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BANYAN ACQUISITION CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law

BANYAN ACQUISITION CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “Banyan Acquisition Corporation” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 10, 2021 (the “Original Certificate”). An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 19, 2022 and on April 21, 2023 (the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 9.2(a) of Article IX is hereby amended and restated to read in full as follows:

(a)    Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed (which redemption may be in the form of a repurchase by the Corporation) pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

5.	The text of Section 9.2(e) of Article IX is hereby amended and restated to read in full as follows:

(e)    If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.

6.	The following text of Section 9.2(f) of Article IX is hereby deleted in its entirety and replaced with the following new Section 9.2(f):

(f)    If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

7.	The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate that would modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by January 24, 2024 (or up to January 24, 2025 in certain circumstances as described in Section 9.1(a)), or with respect to any other provision herein relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding Offering Shares.

IN WITNESS WHEREOF, Banyan Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 21st day of December, 2023.

BANYAN ACQUISITION CORPORATION

By:	/s/ Keith Jaffee
Name:	Keith Jaffee
Title:	Chief Executive Officer